Exhibit 99.1
Moleculin Announces Positive Trial Data with 100% Safe Delivery of p-STAT3 Inhibitor and Efficacy in Majority of Patients

               Preliminary results from phase 1 clinical trial of WP1220 for treatment of cutaneous T-cell lymphoma; supports phase 2 study

HOUSTON, TX - November 19, 2019 — Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors, announced it now has preliminary data from its clinical trial of WP1220 for the treatment of cutaneous T-cell lymphoma ("CTCL"), which was published in Blood in conjunction with the American Society of Hematology Annual Meeting and Exposition to be held December 7-10, 2019.

"For years, p-STAT3 (the activated form of STAT3) has been considered an ‘undruggable’ target because of the difficulty of reaching and affecting this cell-signaling protein," commented Walter Klemp, Moleculin’s Chairman and CEO. "Some consider it to be a master regulator of cancer-related gene transcription, so we believe the ability to show a therapeutic effect from a p-STAT3 inhibitor could be considered a significant breakthrough in cancer research."

Results: There were 6 patients screened, and 5 patients enrolled between March and July 2019. Three are evaluable for both safety and efficacy after completing 3 months of treatment, with 2 ongoing and evaluable for safety. The only AE reported potentially related to study drug in one of the five patients was a mild contact dermatitis not requiring treatment. CAILS scores on index lesions were significantly decreased in the first 3 patients, who were stages IA, IB, and IIB, respectively, at entry. A composite score was obtained for all treated lesions for each patient, and percent changes were calculated from baseline to Day 84. There was a median reduction of 70.8% (range 62.1%-76.2%) for the 3 patients. Improvement was noted as early as 7 days after initiation of treatment, and maintenance of improvement was also shown at follow up (1 month after discontinuation, as per protocol). The fourth patient has also shown an initial reduction in the composite CAILS score after 56 days (26.7%), and is continuing on treatment. Evaluations of the biopsy samples for histopathology and status of p-STAT3 in treated lesions are in progress.

Conclusions: WP1220, an inhibitor of p-STAT3, has shown demonstrable safety and significant efficacy after at least 3 months of topical treatment in 3 patients with progressive MF, with a continuing trend towards improvement in additional patients currently in treatment. This is the first demonstration that inhibition of the STAT3 activation pathway with topical therapy has impacted the course of this disease. The trial is continuing, and updated and more comprehensive data from this study as well as assessment of STAT3 phosphorylation in treated lesions will be reported.

Dr. Sandra Silberman, Chief Medical Officer for New Projects at Moleculin, added: "this is the first topical delivery of a p-STAT3 inhibitor that we know of for CTCL, where there is a significant unmet need for improved treatment of the lesions associated with this potentially deadly skin cancer. But, we believe the significance of this data goes well beyond CTCL, as it speaks to the targeting of p-STAT3 as a general strategy. We are excited to share these preliminary results in association with ASH, especially because we believe showing activity here could have exciting implications for the future of STAT3 inhibitors in general. Although this is a relatively small pilot study, we believe the results justify an expansion to a larger patient population in a Phase 2 clinical trial."

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors. The Company’s clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic cancer and hematologic malignancies, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1220 to show safety and efficacy in patients. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. The Company cautions investors not to place undue reliance on the interim results announced today.

Contacts
Joe Dorame, Robert Blum or Joe Diaz
Lytham Partners, LLC
602-889-9700
mbrx@lythampartners.com